CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-148253, No. 333-151678 and No. 333-151985) and the Registration Statements on Form S-8 (No. 333-137747, No. 333-153649, No. 333-153650 and No. 333-205218) of China BAK Battery, Inc. (the “Company”) of our report dated January 13, 2016, relating to the Company's consolidated financial statements (which report expresses an unqualified opinion with an emphasis paragraph on the substantial doubt about the Company's ability to continue as a going concern), which appears in this Annual Report on Form 10-K of the Company for the year ended September 30, 2015.

/s/ Crowe Horwath (HK) CPA Limited
Crowe Horwath (HK) CPA Limited
Hong Kong, China
January 13, 2016